Exhibit 99.1

CAMDEN PROPERTY TRUST ANNOUNCES FUND RESTRUCTURING
AND RELATED FOURTH QUARTER 2014 COMPENSATION EXPENSE

Houston, TEXAS (December 29, 2014) –Camden Property Trust (NYSE:CPT) today announced it has extended the terms of its two discretionary investment funds by eight years to December 31, 2026. The funds currently own 22 communities containing 7,278 apartment homes across the United States with a gross market value estimated at $1.1 billion. In recognition of the value Camden has created within the funds, its ownership interests in the funds were increased for the remaining terms from 20% to 31.3%. Additionally, the investors in the existing funds have agreed to the terms of a new fund, in which Camden’s investment will be 20%, for additional multifamily investments of up to $450 million (utilizing leverage of approximately 70% of the estimated value of the underlying real estate).

Camden expects to pay $10 million or $0.11 per diluted share in incentive compensation relating to the value created by its increased ownership in the funds to its operating and administrative personnel, excluding Ric Campo, Keith Oden and Malcolm Stewart. Camden will recognize the related charge in the fourth quarter of 2014.

“We are pleased to announce the extension of the funds and the recognition of our value creation” said Ric Campo, Camden’s chairman and chief executive officer. “We are also excited to have the opportunity to reward our employees for their hard work and dedication. The assets held in the funds are very high quality with an average age of six years. We are confident our on-site teams will continue creating value over the extended lives of the funds.”

On October 30, 2014, Camden provided earnings guidance for both full-year 2014 and fourth quarter 2014. Adjusting the prior earnings guidance solely for the $10 million incentive compensation charge results in revised expected full-year 2014 FFO of $4.16 to $4.20 per diluted share, revised expected full-year 2014 EPS of $1.56 to $1.60 per diluted share, revised expected fourth quarter 2014 FFO of $0.97 to $1.01 per diluted share, and revised expected fourth quarter 2014 EPS of $0.29 to $0.33 per diluted share. Guidance for EPS excludes any fourth quarter 2014 gains on real estate transactions.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, management, development, redevelopment, acquisition, and construction of multifamily apartment communities. Camden owns interests in and operates 166 properties containing 58,467 apartment homes across the United States. Upon completion of 13 properties under development, the Company’s portfolio will increase to 62,581 apartment homes in 179 properties. In 2014 Camden was named, for the seventh consecutive year, by FORTUNE® Magazine as one of the “100 Best Companies to Work For” in America, ranking #11.

For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787.